Exhibit Index

Exhibit Number	Description
99.1	Press Release, dated August 4, 2009

Exhibit 99.1

Century Aluminum Divests Stakes in Bauxite and Alumina Assets

MONTEREY, CA--(Marketwire - August 04, 2009) - Century Aluminum Company (NASDAQ: CENX) today announced it has reached an agreement to transfer the company's 50% ownership interests in Gramercy Alumina LLC and St. Ann Bauxite Limited to certain subsidiaries of Noranda Aluminum Holding Corporation (together with its consolidated subsidiaries, "Noranda"). Century will make modest cash payments to Gramercy as part of the transaction, which is expected to close in August. At close, Noranda will assume 100% ownership of Gramercy and St. Ann.

Century's primary aluminum smelter in Hawesville, KY currently receives all of its alumina supplies from Gramercy. Century and Noranda will also enter in an agreement under which Century will purchase alumina from Gramercy for a limited period of time.

Century and Noranda jointly acquired Gramercy and St. Ann from Kaiser Aluminum and Chemical Corp. in 2004 and have each owned 50 percent of these businesses since that time. Gramercy owns and operates a 1.2 million metric ton per year alumina annual capacity alumina refinery located in Louisiana and St. Ann owns and operates a 4.8 million metric ton per year annual capacity bauxite mining operation in Jamaica. As a result of the economic crisis, Gramercy and St. Ann have been producing at approximately 50 percent and 40 percent of their rated capacities since early 2009.

"Our five-year association with Noranda, Gramercy and St. Ann has been mutually beneficial, and we have enjoyed working with the outstanding teams that manage these businesses," said Century executive vice president and chief operating officer Wayne R. Hale. "This transaction will increase our focus on Century's core aluminum smelting business and our attractive growth projects. In addition, the full curtailment of Ravenswood and partial curtailment of Hawesville have reduced our alumina requirements. We have attractive contracts in place which will supply our alumina needs over the next several years."

Century Aluminum Company owns primary aluminum capacity in the United States and Iceland. Century's corporate offices are located in Monterey, California.

Cautionary Statement
This press release may contain "forward-looking statements" within the meaning of U.S. federal securities laws. The company has based its forward-looking statements on current expectations and projections about the future; however, these statements are subject to risks, uncertainties and assumptions, any of which could cause the company's actual results to differ materially from those expressed in its forward-looking statements. More information about these risks, uncertainties and assumptions can be found in the risk factors and forward-looking statements cautionary language contained in the company's Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission. The company does not undertake, and specifically disclaims, any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date such forward-looking statements are made.

Certified Advisors for the First North market of the OMX Nordic Exchange Iceland hf. for Global Depositary Receipts in Iceland:
Helga Gunnarsdottir, Director-Corporate Finance, NBI hf.
Astros Vidarsdottir, Senior Manager-Corporate Finance, NBI hf.

Contacts:
Mike Dildine (media)
831-642-9364

Shelly Lair (investors)
831-642-9357